Exhibit 5.1

Suite 102, Cannon Place, North Sound Road, George Town, Grand Cayman KY1-9006 www.quality.ky

Date: 8 June 2026

Our Ref: INC24.050-6

Intercont (Cayman) Limited
Palm Grove Unit 4

265 Smith Road, George Town

P.O. Box 52A Edgewater Way, #1653

Grand Cayman KY1-9006

Cayman Islands

Dear Sir or Madam

Intercont (Cayman) Limited (the Company)

We have acted as counsel as to Cayman Islands law to the Company in connection with the Company’s Registration Statement (as defined in Schedule 1), filed with the U.S. Securities and Exchange Commission (the Commission) pursuant to the United States Securities Act of 1933 (as amended) (the Securities Act), relating to the offering to the public of (a) up to 8,000,000 units (the Units), each consisting of one Class A Ordinary Share (as defined below) and one warrant to purchase One Class A Ordinary Share (the Warrant) (b) up to 8,000,000 Class A Ordinary Shares included in the Units (c) up to 8,000,000 Warrants included in the Units and (d) up to 16,000,000 Class A Ordinary Shares issuable upon exercise of the Warrants at the Zero Exercise Price.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

We based our opinion on the Companies Act (as amended) of the Cayman Islands (the Companies Act) currently in force. For the purposes of this opinion, we have examined the documents listed in Schedule 1.

We have relied on the assumptions set out in Schedule 2, which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, we give the following opinions under the laws of the Cayman Islands:

1.	The Company is an exempted company duly incorporated with limited liability, validly existing, and in good standing under the laws of the Cayman Islands.

2.	Based on our review of the M&A, the authorised share capital of the Company is US$250,000,000 divided into 100,000,000,000 ordinary shares of par value of US$0.0025 each, comprising (A) 80,000,000,000 Class A Ordinary Shares of par value of US$0.0025 each (Class A Ordinary Shares) and 20,000,000,000 Class B Ordinary Shares of par value of US$0.0025 each.

3.	The issue and allotment of the Units, the Class A Shares (including the issue of Class A Shares as part of the Units and upon exercise of the Warrant in accordance with the Warrant Document (as defined in Schedule 1) and the Warrants pursuant to the Registration Statement have been duly authorised. When issued, delivered and fully paid for as contemplated in the Registration Statement, the Units will be validly issued and will constitute legal, valid and binding obligations of the Company, entitling the holders to the rights set forth in the Unit certificate and the applicable governing documents. When allotted, issued and fully paid for as contemplated in the Registration Statement and when appropriate entries have been made in the register of members of the Company, the Class A Shares (including the issue of Class A Ordinary Shares as part of the Units and upon exercise of the Warrant in accordance with the Warrant Document) will be validly issued and allotted, fully paid and non-assessable.

4.	The execution, delivery and performance of the Placement Agency Agreement, the Securities Purchase Agreement and the Warrant Document have been authorised by and on behalf of the Company and, once the Placement Agency Agreement, the Securities Purchase Agreement and the Warrant Document have been executed and delivered by any director or officer of the Company, the Placement Agency Agreement, the Securities Purchase Agreement and the Warrant Document will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

5.	The statements under the captions “Taxation” and “Cayman Islands Taxation” in the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, “Legal Matters”, and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Quality Law Services Ltd.

Quality Law Services Ltd.

Schedule 1

Documents Examined

1.	A copy of the certificate of incorporation of the Company dated 4 July 2023.

2.	A copy of the third amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 5 June 2026 (the M&A).

3.	A copy of the register of directors provided by the registered office provider of the Company to us on 5 June 2026.

4.	A copy of the certificate of good standing dated 4 June 2026 in respect of the Company issued by the Registrar.

5.	A copy of the written resolutions of the board of directors of the Company dated 5 June 2026.

(the above as Company Records).

6.	The Company’s registration statement on Form F-1 and the accompanying prospectus filed by the Company with the Commission, including all amendments and supplements thereto (the Registration Statement).

7.	A draft of the form of the following documents (the Documents):

(a)	securities purchase agreement in respect of the Units (the Securities Purchase Agreement);

(b)	Warrant (the Warrant Document); and

(c)	placement agency agreement between the Company and Prime Number Capital, LLC as the placement agent (the Placement Agency Agreement).

Schedule 2

Assumptions

1.	All original documents examined in connection with this opinion are authentic. All signatures, initials and seals are genuine and are those of the persons authorised or granted power to sign and/or execute such documents. Copies of documents, conformed copies or drafts of documents provided to us are true, correct and complete copies of, or in the final forms of, the originals, and the final drafts or executed copies conform in every material respect to the latest drafts of the same produced to us.

2.	The M&A reviewed by us are the memorandum and articles of association currently in force at the date hereof.

3.	The Company Records are complete and accurate in all respects and all matters required by law and the M&A to be recorded therein are so recorded.

4.	Neither the directors nor the shareholders of the Company have taken any steps to have the Company de-registered, struck off or placed in liquidation. No steps have been taken to wind up the Company and no receiver has been appointed over the Company’s property or assets. No event of a type which is specified in the memorandum and articles of association of the Company as giving rise to the winding up of the Company (if any) has in fact occurred.

5.	There are no other resolutions, agreements, documents or arrangements otherwise than what we have examined as listed in Schedule 1 that would affect, amend or vary the transactions envisaged by the Registration Statement or affect our opinion in any way.

6.	Upon the issuance of the Class A Shares, the Company will receive consideration for the full issue price no less than the par value thereof.

7.	Where a Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us.

8.	The Documents have been or will be duly authorised and executed and unconditionally delivered by or on behalf of all relevant parties (other than the Company) by, or on behalf of, persons with express or implied authority, and constitute valid, legal and enforceable obligations of each such party.

9.	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the Relevant Law) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

10.	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

11.	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units, the Warrants or the Class A Ordinary Shares.

12.	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

13.	No monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property (as defined in the Proceeds of Crime Act (as amended) or terrorist property (as defined in the Terrorism Act (as amended).

14.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

Schedule 3

Qualifications

1.	To maintain the Company in good standing with the Registrar under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar within the timeframe prescribed by the Companies Act.

2.	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorizes to be inserted therein. A third-party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error). As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Class A Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

3.	The obligations assumed by the Company under the Documents will not necessarily be a type that a Court enforces in all circumstances in accordance with their terms, in particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, amongst others, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the Courts have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the Court will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with the applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the Courts;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the Courts may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	any provision in the Documents which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to such Document (a “third party”) is unenforceable against that third party. Any provision in the Documents which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act, (as amended) of the Cayman Islands);

(k)	we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the Courts would accept jurisdiction notwithstanding such provisions;

(l)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(m)	enforcement or performance of any provision in the Documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

4.	In this opinion the phrase “non-assessable“ means, with respect to the issuance of shares that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contribution to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance, in which a court may be prepared to pierce or lift the corporate veil).

5.	A restrictions notice may be issued by the corporate services provider of the Company in the event of the Company’s failure to disclose beneficial ownership information as required by the Companies Act. Upon issuance of such notice, in respect of the interests affected and amongst others, any transfer or agreement to transfer such interest may be void and the rights attached thereto may not be exercisable.

6.	We express no opinion as to the meaning, validity or effect of any references to foreign statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

7.	We have not made any enquiry and express no opinion as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (as amended) of the Cayman Islands.